UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Media General, Inc.

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Media General Inc., PO Box 85333, Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

FOR IMMEDIATE RELEASE Friday, January 25, 2008

Media General Comments on Harbinger Capital Partners’ Notice

RICHMOND, Va. – Media General, Inc. (NYSE: MEG), said today that it had received a notice from Harbinger Capital Partners Master Fund, a Cayman Islands hedge fund, and an affiliate seeking to nominate three individuals for election to Media General’s Board of Directors at Media General’s Annual Meeting of Shareholders on April 24, 2008.

The Harbinger notice will be forwarded to the Nominating & Governance Committee of the Board of Directors for review.

Marshall N. Morton, president and chief executive officer, said: “We are frankly puzzled as to what Harbinger hopes to achieve by its hostile actions. The Harbinger hedge funds appear to have a high portfolio turnover rate, rotating out of numerous holdings every six to twelve months. A Board member or members having such a short-term perspective would be disruptive to our company and, in our view, be adverse to the legitimate, long-term interests of all Media General stockholders.

“Since Harbinger first disclosed this past summer that it had acquired a 9.1 percent stake in Media General’s public, Class A stock, including last week, when Harbinger disclosed through an amended filing that it had increased its economic interest in that stock to more than 21 percent, we have sought repeatedly to talk with Harbinger and learn what is on their mind. Harbinger, however, has persistently refused to return our calls.

“Had Harbinger chosen to talk to us, it would have learned, if it does not already know, of the many strategic, operational and financial steps we have taken and are taking in response to the challenges facing the newspaper and broadcast industries today and, with respect to Media General in particular, in response to the currently depressed Florida economy. It would have learned of our commitment to create robust long-term growth in all of our media businesses, a commitment distinguished by a strong sense of urgency and determination. More specifically, Harbinger would have learned that we have:

•	a research-driven understanding of our local markets;

•	a heightened focus on customers;

•	a continually growing number of new products and new sources of revenue;

•	a successful “Web-First” approach to local news reporting that is generating increased page views and visitors; and

•	new partnerships, diversification and regulatory gains that have strengthened and validated our convergence strategy.

“Harbinger would also have learned that we have dramatically reduced costs in virtually every area of our business and that we’re successfully executing on our plans to sell non-core assets and operations.

“In addition, it would have also learned of the solid commitment to our mission, values and strategies shared by our Board of Directors and the holders of the vast majority of our Class B stock, who elect 70 percent of that Board.

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Publishing • Broadcast • Interactive Media

“We expect each of our current Directors elected by our Class A stock to stand for re-election at this year’s Annual Meeting. They are eminently qualified to serve on our Board of Directors and have the experience to move our company forward in a positive fashion.

“We urge Harbinger to reconsider and abandon its ill-advised, hostile, and thoroughly unwarranted course of action,” Mr. Morton said.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets include 23 network-affiliated television stations that reach more than 32 percent of the television households in the Southeast and nearly 9.5 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations.

Media General will file a proxy statement in connection with its 2008 Annual Meeting of Stockholders. Media General stockholders are strongly encouraged to read the proxy statement and the accompanying white proxy card when they become available, as they will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Media General with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Media General’s Internet website at www.mediageneral.com or by writing to Media General, Inc., P.O. Box 85333, Richmond, Virginia 23293. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, D.F. King & Co. at 800-487-4870 toll-free or by e-mail at info@dfking.com.

Information regarding the names, title and security holdings of individuals who are potential participants in the solicitation of proxies of Media General’s stockholders is available on Schedule 14A filed by Media General with the Securities and Exchange Commission on January 25, 2008.

Investor Contact:	Media Contact:
Lou Anne J. Nabhan (804) 649-6103	Ray Kozakewicz (804) 649-6748

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